Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made by and between Cross Country Healthcare, Inc., a Delaware corporation (the “Company”), and Phillip Noe the employee (the “Employee”).

R E C I T A L S

WHEREAS, Company and its affiliates, are engaged on a nationwide and international basis in the traveling healthcare business and local healthcare business of recruiting and placing of healthcare personnel, including without limitation, nurses, technologists and therapists (“Healthcare Personnel”) for positions with healthcare institutions and healthcare businesses (collectively, “Healthcare Organizations”) on a local, regional and nationwide basis for per diem, contract-to-hire, direct hire and travel opportunities for both short and long-term assignments generally ranging from four (4) to twenty- six (26) weeks (the “Company’s Business”); and

WHEREAS, the parties desire to define the duties and responsibilities of each of the parties hereto, and Company desires to employ Employee only upon the terms and conditions hereafter stated.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto do hereby agree as follows:

1.0 Exclusive Employment; Duties; Compensation Company hereby agrees to employ Employee in its business pursuant to the terms and conditions set forth herein and Employee agrees to devote Employee’s exclusive time, attention and skill to the business of Company. Employee agrees not to accept other employment that would conflict with the performance of the duties prescribed by Company during the term of this Agreement, except with the written consent of Company. Company may, from time to time, direct that Employee perform work for others, such work being performed, however, as an employee of Company. Employee’s compensation hereunder shall be determined from time to time by Company. Employee shall be entitled to participate in only those employee benefit plans and other benefits and incentives as Company shall determine in its sole discretion, consistent with the terms of the plans at issue. In Company’s sole discretion, bonuses, deferred compensation plans, health insurance and other benefit plans may be instituted from time to time. Employee can have no expectations regarding such plans or their continuation. All of such plans may be instituted, amended, and discontinued at any time at Company's sole discretion without Employee’s consent. Company and Employee agree that all of Employee’s obligations set forth in this Agreement, including without limitation post-employment obligations, will remain in effect regardless of any future changes in Employee’s job title, duties, compensation or benefits.

2.0 Manner of Performance of Employee's Duties Employee shall at all times faithfully, industriously and to the best of Employee's ability, experience and talent perform all duties that may be required of and from Employee pursuant to the terms hereof. Such duties shall be rendered at such places as Company shall in good faith require or as the interests, needs, business and opportunities of Company shall require or make advisable.

3.0 Restrictions on Employee Authority/Use of Company Name Employee shall not have any authority to make, enter into or agree to make or enter into any contracts, commitments or obligations on behalf of Company without Company’s prior written consent.   The provisions of this Section shall survive termination of either Employee’s employment or this Agreement for any reason.

4.0    Assignment of Certain Rights     In consideration of employment and other benefits of value, Employee, on Employee's behalf and on behalf of Employee's heirs and representatives, agrees to assign and transfer and hereby assigns and transfers to Company, its Affiliates, successors and assigns, as applicable, all of Employee's right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs, data, processes, procedures, systems and all other work products, whether tangible or intangible, that Employee, either solely or jointly with others, has conceived, made, acquired, suggested, reduced to practice, or otherwise created during employment with Company, and which relate in any manner to any of the business, services or products, techniques, processes or procedures, products, designs, data or systems of Company and/or any of its Affiliates. Employee further agrees that, upon the termination of the employment of Employee for any reason, to immediately return any of the foregoing and any information or copies of information relating to any of the foregoing to Company. Employee acknowledges that this Agreement does not require Employee to assign or offer to assign to Company any invention that Employee developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that: (i) relate directly to the business of Company; (ii) relate to Company’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Employee for Company.

5.0    Financial or Other Interest Company shall be entitled to all benefits and profits arising from or incident to any and all work, services and advice of Employee while employed by Company. Employee agrees that, while employed by Company, Employee will not have a direct or indirect financial or other interest in a privately-owned organization, or a direct or indirect substantial financial or other interest in a publicly-owned organization, either of which is a current or potential supplier of goods or services, a customer or client, or a competitor of Company and/or any of its affiliates, unless the circumstances are fully disclosed in writing to a director of Company and written approval is obtained from such director. A “substantial” interest in a publicly-owned organization means an ownership interest having a market value of $100,000 or more, or a one percent or greater ownership interest in such organization, whichever is less.

 6.0      Gifts and Entertainment   Employee agrees that while, employed by Company, Employee will not accept, directly or indirectly, any loan, gift, gratuity, favor or entertainment of more than nominal value from any persons with whom Company has an existing or a potential relationship as a supplier of goods or services, a customer or competitor. If Employee is offered anything with a value of more than $50, Employee must immediately report such offer to Employee’s immediate supervisor.

7.0 Use of Company Property   Employee agrees that, while employed by Company, Employee shall (i) protect and conserve Company property including equipment, supplies and any other property entrusted to Employee and (ii) not directly or indirectly, use, or allow the use of, Company property of any kind (including property leased to Company), for other than Company activities, except with the authorization of a director of Company.

8.0 Sensitive Payments Employee agrees that, while employed by Company, Employee will not, for any purpose, accept any kickback or payment of cash or other consideration which may be deemed to be illegal or improper.

9.0     Financial and Other Books and Records   If Employee is responsible for the completeness and correctness of financial and other books and records, Employee is required to enter all assets, liabilities, payments and disbursements on such books in accordance with generally accepted accounting principles, as well as with the established practices and policies of Company, and in a manner that will reflect the nature and purpose as well as the amount thereof. In this connection, Employee shall not bypass established internal control procedures, or make any false or artificial entries in the books and records for any reason, and Employee shall not participate in any procedures that result in such prohibited acts.

10.0  At Will Employment Employee is an employee at will and may be terminated by Company, at its sole discretion, at any time, without notice or cause. Similarly, Employee may choose to end employment with the Company at any time, without notice or cause.

11.0	Confidential Information and Company Property

11.1
Employee acknowledges that Company and its parents, subsidiaries, divisions and affiliates, as well as majority-owned companies of such parents, subsidiaries, divisions and affiliates, and their respective successors (hereinafter collectively, the “Company”) possess certain Confidential Information which has been and will be revealed to or learned by Employee during Employee’s employment with Company. Employee acknowledges that the term “Confidential Information” includes all information that has or could have commercial value or other utility in Company’s Business, or the unauthorized disclosure of which could be detrimental to Company’s interests, whether or not such information is specifically identified as Confidential Information by Company.

11.2
Confidential Information includes any and all information, whether or not meeting the legal definition of a trade secret, containing and/or concerning: (a) Company’s business plans, strategic plans, forecasts, budgets, sales, projections and costs; (b) Company’s personnel and payroll records and employee lists; (c) candidates, consultants, contractors, including lists, resumes, preferences, transaction histories and rates; (d) Company's customers and prospective customers, including their identity, the identities of their employees, contractors and consultants, special needs, job orders, preferences, transaction histories, contacts, characteristics, agreements and prices; (e) marketing activities, plans, promotions, operations and research and development; (f) business operations, internal organizational structure and financial affairs; (g) pricing structure; (h) proposed services and products; (i) contracts with customers; (j) Company customer history. Confidential Information does not include information that can be shown by documented evidence to have become widely known to the public. Notwithstanding anything to the contrary in this Agreement, however, Confidential Information includes any and all information that Company is obligated to maintain as confidential or that Company may receive or has received from others with any understanding, express or implied, that it will not be disclosed.

11.3
During the term of Employee’s employment with Company and thereafter, Employee will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to or learned by Employee, unless such use or disclosure is both consistent with Company’s obligations and for the sole purpose of carrying out Employee’s duties to Company. Employee understands and agrees that this restriction will continue to apply after Employee’s employment with Company terminates, regardless of the reason for such termination.   Employee agrees to comply with all policies and procedures of Company for protecting Confidential Information. Where required by state law to be enforceable, the forgoing nondisclosure provision is limited to two years for confidential information that does not rise to the level of a trade secret.

11.4
Employee acknowledges that protecting and safeguarding Confidential Information is essential to Company’s Business. Employee agrees that Employee will not make any copies of Confidential Information, or other Company property except as expressly authorized by Company. Employee agrees that upon termination of employment, Employee will immediately return to Company any and all Company property and documents and other media containing Confidential Information (and all copies thereof) in Employee’s possession, custody or control. Company’s property includes but is not limited to any and all documents, instruments, records and databases, recorded or stored on any medium whatsoever, relating or pertaining, directly or indirectly, to the business of Company, including without limitation any and all documents (and copies) containing or relating to Company’s Confidential Information. Employee acknowledges that this material is solely the property of Company.

12.0	Employee Responsibilities and Restrictive Covenants

12.1
During the term of Employee’s employment with Company, Employee agrees: (a) to devote Employee’s best efforts and entire business time and attention to Company’s business; and (b) that Employee will not, directly or indirectly (i) operate, engage in, assist, be employed by, or have any interest in any business activity of or for the benefit of any person or entity other than Company or (ii) have any ownership interest in any business activity that engages in or is planning to engage in Company’s Business, that does business with Company, or whose ownership would otherwise create a conflict of interest, except as otherwise approved in writing by Company, which approval Company may in its absolute discretion withhold.

12.2
Employee agrees that, for a period of twelve (12) months after the termination of Employee’s employment, Employee will not, directly or indirectly: (a) compete with Company’s Business or otherwise own, maintain, operate, engage in, assist, be employed by, or have any interest in any business engaging in or planning or preparing to be engaged in Company’s Business, within a fifty (50) mile radius of any office of Company (i) as to which Employee was assigned or (ii) over which Employee had supervisory, managerial or administrative responsibilities during the last twelve (12) months of his/her employment with Company; or (b) accept employment with a Company customer to whom Employee provided any services on behalf of Company during the last twelve (12) months of his/her employment with Company. The foregoing provision shall be limited to situations where Employee is performing services of the type performed by Employee during the last twelve (12) months of employment with Company and/or serving in a position where Employee might use or share Confidential Information.

12.3
Employee agrees that, during the term of Employee’s employment with Company, and for a period of twelve (12) months following the termination of Employee’s employment, Employee will not, directly or indirectly:

(a)
(i) solicit, seek to employ, or seek to retain the services of any person who is at that time or was within the previous twelve (12) months providing services to Company as an employee or independent contractor, or (ii) persuade, induce or attempt to persuade or induce any such person to leave his/her employment or to refrain from providing services to Company; or

(b)
(i) solicit or seek to place any temporary employee or independent contractor candidate directly or indirectly placed by Employee or sought to be placed by Employee, or whose identity Employee learned while employed by Company, which placement is for or on behalf of any entity engaged in or seeking to be engaged in Company’s Business, or (ii) persuade, induce or attempt to persuade or induce any such person to leave his/her temporary employment or to refrain from providing services to Company or its customers; or

(c)
(i) solicit or seek to provide services to any customer directly or indirectly serviced by Employee or sought to be serviced by Employee, or whose identity Employee learned while employed by Company, which solicitation is for or on behalf of any entity engaged in or seeking to be engaged in Company’s Business, or (ii) persuade, induce or attempt to persuade or induce any such entity to alter or reduce its use of services from Company.

12.4
Employee agrees that, for a period of twelve (12) months after the termination of Employee’s employment, Employee will promptly inform Company in writing of any employment or other business affiliations that Employee has with any business or business entity offering or planning to offer a service or product in competition with Company. Such information will include, but not be limited to: (a) the name and address of the business or business entity with which Employee has such a relationship; and (b) the general nature of Employee’s business-related activities. To the extent requested by Company, Employee agrees to provide such additional information as Company reasonably believes to be necessary for Company to ascertain whether Employee is complying with this Agreement. For purposes of this paragraph, a written letter or email to Company’s Legal and/or Human Resources Department shall serve as proper notice.

12.5
Employee agrees that in the event Employee breaches this Section 12 during the twelve (12) month period following the termination of Employee’s employment, this Agreement shall be extended automatically as follows: the duration of such extension shall equal the period of time between the date Employee began such violation and the date Employee permanently ceases such violation. An alleged breach of any other provision of this Agreement asserted by Employee shall not be a defense to claims arising from Company’s enforcement of this Section 12.

12.6	Nothing in Section 12 will prohibit Employee from owning up to 5% or $100,000, whichever is less, of any class of equity or debt securities that are traded on a national securities exchange.

 13.0 Company Access Employee agrees and consents that, during the term of Employee’s employment with Company and thereafter, Company may review, audit, intercept, access and disclose all messages created, received or sent over the voice mail, electronic mail and Internet access systems provided by Company, with or without notice to Employee, and that such review, audit, interception, access, or disclosure may occur during or after work hours. Employee further consents and agrees that Company may, at any time, access and review the contents of all telephones and related systems, computers, computer disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations which are either on Company’s premises or which are owned or provided by Company. Employee further allows Company to use, without the necessity of securing additional permission, Employee’s likeness for use in marketing materials, print materials, advertising and promotional materials and/or online advertising. Employee acknowledges that Employee should have no expectation of privacy in any of the electronic communications systems or work areas described in this paragraph.

14.0	Employee Representations

14.1
Employee represents and warrants that: (a) this Agreement and Employee’s employment by Company do not conflict with and will not be constrained by any prior business or employment relationship or contract; and (b) Employee will not at any time while an employee of Company, use, rely upon or otherwise refer to confidential information, trade secrets or other proprietary information belonging to another or arising out of any prior business or employment relationship or contract. Employee further agrees that Employee will not disclose any such trade secrets or other proprietary information belonging to third parties to Company or others. Employee agrees to hold Company harmless from any and all claims arising out of any agreements containing restrictive covenants limiting or potentially limiting Employee’s ability to work for Company other than those agreements, if any, expressly listed in Attachment A. Employee agrees to reimburse Company for any and all losses, damages, claims, expenses and costs arising out of or relating to the defense by Company of any such suit commenced against Company, including attorneys’ fees incurred by Company in connection with defending such a suit. Company shall be under no obligation to assist Employee in any such contract dispute with a prior Company, and in the event that Employee is enjoined or prohibited from working for Company, Company shall have no obligations to Employee.

14.2
Employee represents and warrants that if Employee’s employment with Company were to terminate, Employee could earn a living while fully complying with all the terms of this Agreement and that the restrictions contained in this Agreement are reasonable and necessary to protect Company’s legitimate interests in its Confidential Information, good will and customer relationships.

15.0	Interpretations of Agreement

15.1
Wherever this Agreement contemplates that Employee will have an obligation or restriction at or after the term of Employee’s employment with Company, Employee agrees that such obligation or restriction will exist without regard for which party to the Agreement terminates the employment relationship, and without regard for the reason (or lack thereof) for the termination of the employment relationship.

15.2
Company and Employee agree that this Agreement constitutes the entire understanding and agreement of Employee and Company with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between Company and Employee, including any such agreement entered into with any division or subsidiaries of Company or any predecessors of Company.

15.3
Company and Employee agree that if any provision of this Agreement, or part or application thereof, will for any reason and to any extent be invalid or unenforceable, such provision will be deemed severable and the remainder of this Agreement will remain valid and fully enforceable. Company and Employee further consent and agree to a court modifying any restriction herein found to be unenforceable so as to make it enforceable to protect Company’s legitimate business interests.

15.4
Employee agrees that if any portion or provision of this Agreement is held unreasonable or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such portion or provision in circumstances other than those as to which  it is so declared illegal or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.5	The headings in this Agreement are included solely for convenience and will be given no effect in the construction of this Agreement.

15.6
The parties agree that this Agreement accurately reflects both parties’ intent and understanding and should not be presumptively construed against either party in the event that there is any dispute over the meaning or intent of any provision.

16.0	Enforcement of Agreement

16.1
If requested by Company, Employee agrees, at any time during the term of Employee’s employment and thereafter, to reaffirm in writing the obligations imposed by, and Employee’s past compliance with, any or all of the provisions of this Agreement.

16.2
Employee acknowledges and agrees that the covenants contained in Sections 11 and 12 of this Agreement are necessary to protect the proprietary and related interests of Company, and that the limitations contained in these covenants are reasonable with respect to duration, geographical area and scope of activities, and do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other business interests of Company. Employee acknowledges and agrees that any breach of Section 11 or 12 of this Agreement will cause irreparable harm to Company, for which a remedy in the form of damages will not be adequate or otherwise ascertainable. Employee therefore agrees that Company will be entitled to temporary, preliminary and permanent injunctive relief against Employee, without having to post bond. This section will not limit any other legal or equitable remedies that Company may have against Employee for violations of these restrictions.

16.3
Company and Employee agree that this Agreement will be governed by the laws of the state in which Employee last regularly worked for Company, without giving effect to the conflict of laws provisions thereof.

17.0	General

17.1	Company and Employee agree that this Agreement will be binding upon and inure to the benefit of Company, its successors and assigns, without the need for further agreement or consent by Employee.

17.2	Company and Employee agree that any term or provision of this Agreement may be amended or waived only by a writing signed by Employee and an officer of Company or by court order. The failure of either party to enforce any of the provisions in this Agreement will not be construed to be a waiver of the right of that party to enforce any such provision thereafter.

17.3
In consideration for Employee’s obligations, Company agrees to extend an offer of at-will employment to Employee, or to continue Employee’s at-will employment, as applicable. Employee’s employment can be terminated with or without cause by Employee or Company at any time. Nothing contained in this Agreement will limit or otherwise alter the foregoing. Further consideration for this Agreement is provided by Company’s disclosure of such Confidential Information to Employee as is necessary for the performance of Employee’s duties.

17.4
Employee agrees that this Agreement is not confidential, and that Company may, during the term of Employee’s employment with Company and thereafter, provide copies of this Agreement to others, including persons or entities that may employ, do business with, or consider employing or doing business with Employee in the future, along with an opinion regarding the enforceability of this Agreement.

17.5
By Employee’s signature below, Employee acknowledges that Employee (a) has had sufficient opportunity to read each provision of this Agreement and understands each provision, (b) has had an opportunity to review the Agreement with legal counsel of Employee’s choice, (c) is not under duress, and (d) is not relying on any representations or promises that are not set forth in the Agreement.

17.6
Employee further understands and agrees that his/her obligation under this Agreement will continue regardless of any changes in his/her title, position, duties, compensation or other terms and conditions of employment.

18.            Enforcement

In the event Employee breaches or fails to honor any term of this Agreement, the parties agree that in the event Company is successful in whole or in part in any legal or equitable action to defend its right under or to enforce any terms of this Agreement, Company shall be entitled to payment of all costs, expenses, and reasonable attorney fees associated with such action, from Employee.

EMPLOYEE:	CROSS COUNTRY HEALTHCARE, INC.

Signature: /s/ Phillip Noe	Signature: /s/ Colin McDonald

Name (Print): Phillip Noe	Name: Colin McDonald

Date: 4/7/2021	Title: SVP, Human Resources,PHR, SHRM-CP

Date: 4/6/2021

ATTACHMENT A

The following is a complete list of all agreements containing restrictive covenants limiting or potentially limiting Employee’s ability to work for Company.

   ☐  None. I am not a party to any agreement which restricts or otherwise prohibits me from being employed by Company.

   ☐  List of agreements:

   ☐   Addiional sheets are attached.

EMPLOYEE:

Signature:

Name:	(Print)

Title:

Date: